Exhibit 99

FOR IMMEDIATE RELEASE
DATE: May 24, 2005
CONTACT:	Donald V. Rhodes
Chairman and
	Chief Executive Officer	(360) 943-1500

Heritage Financial Corporation Board of Directors Elects

John A. Clees as Outside Director

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA)-Olympia, WA, May 24, 2005— Heritage Financial Corporation Chairman and Chief Executive Officer Donald V. Rhodes today announced the election of John A. Clees as an outside director to its Board effective June 1, 2005. Mr. Clees joins the board as an “independent” director, as defined by Nasdaq, and it is expected that he will also serve on the Audit and Finance Committee.

Mr. Clees is a CPA and recently announced his retirement from the accounting firm of RSM McGladrey. Mr. Clees has been serving as a paid consultant to the Boards of both Heritage Bank and Heritage Financial Corporation and their Audit and Finance Committees since 2001. Before becoming a consultant to the board Mr. Clees had served on the board as a director, originally elected in 1990. Mr. Clees consulting contract with the boards and the Audit and Finance Committee will be terminated effective May 31, 2005. Prior to his work with RSM McGladrey, Mr. Clees was the President of Clees Miles CPA Group, Olympia, Washington and prior to that was a principal of Gattis, Clees and Company, an accounting firm with offices in Seattle and Olympia, Washington.

Mr. Rhodes stated, “We are pleased that John is able to return to the board at this time as an outside director. We value his financial expertise and counsel and look forward to working with him as a board member.”

Heritage Financial Corporation is a $700 million bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank, NA. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its twelve full service banking offices and its Internet Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.